Exhibit 99.4

CONSENT OF J.P. MORGAN SECURITIES LLC

We hereby consent to (i) the use of our opinion letter dated April 10, 2023 to the Board of Trustees and the Special Committee of the Board of Trustees of Office Properties Income Trust (the “Company”) included in Annex B to the Amendment No. 1 to the joint proxy statement/prospectus filed on May 19, 2023 relating to the proposed merger described in the Merger Agreement, dated April 11, 2023, by and among Diversified Healthcare Trust and the Company, and (ii) the references to such opinion in such Amendment No. 1 to the joint proxy statement/prospectus. In giving such consent, we do not admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission thereunder, nor do we hereby admit that we are experts with respect to any part of such Registration Statement within the meaning of the term “experts” as used in the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission thereunder.

Very truly yours,

/s/ J.P. MORGAN SECURITIES LLC
J.P. MORGAN SECURITIES LLC

June 6, 2023